EXHIBIT 99.1

For Immediate Release

Caliper Life Sciences Receives $1.1 Million Task Order from the EPA’s ToxCast™ Screening Program

- Caliper Screens Compounds to Detect Toxicity -

HOPKINTON, Mass., August 19, 2008 — Caliper Life Sciences, Inc. (NASDAQ: CALP) today announced that it has received a $1.1 million task order under the United States Environmental Protection Agency’s (EPA) ToxCast™ screening program.  This task order was issued pursuant to a contract that Caliper was awarded by the EPA in April 2007 under the ToxCast program. The contract provides for up to $69 million of screening services throughout five years, although the specific dollar value is subject to the actual volume of testing requested by the EPA as well as continued government funding for the ToxCast program. To date, Caliper has received task orders under this EPA contract totaling approximately $3.6 million, including the new $1.1million task order.  This new task order was anticipated and the work associated with this order is expected to be substantially completed during the third quarter of 2008.

Caliper works with the EPA under the ToxCast initiative to develop new approaches to identify chemical compounds that are potentially toxic to the environment.  Caliper uses in vitro biochemical assays, which have been validated in the pharmaceutical drug discovery industry, to help predict how chemicals like pesticides will interact with the environment, humans and animals.  During the initial phase, Caliper tested 320 well-known chemicals through more than 230 in vitro assays.  The new task order will support further screening of this initial set of 320 compounds.

Once the first phase of the ToxCast program is complete, the EPA is expected to begin screening a broader class of compounds to expand the database of bioactivity signatures developed in the first phase.  Based on these efforts, the ToxCast screening program will provide the EPA with an efficient tool for rapidly and efficiently screening compounds and prioritizing further toxicity testing. The ultimate goal is to identify a set of predictive in vitro assays that can supplement or replace in vivo tests currently used for regulatory approval of new environmental chemicals.

“Caliper’s test results from the initial phase of the ToxCast screening program provided high quality data and demonstrated a substantial number of positive results, or ‘hits,’ that may have potential relevance to environmental toxicity or adverse effects. With this new funding, we will expand our testing to determine the potency, or concentration response, of these bioactivities using all 230 of the initial assays,” said David Manyak, Ph.D., executive vice president of discovery services at Caliper Life Sciences. “This follow-up screening is an important step in the progress of the ToxCast program. We look forward to continuing our research efforts and supporting the EPA’s efforts to better understand the impact, and minimize the threat, of environmental contaminants.”

Earlier in 2008, the EPA and National Institutes of Health (NIH) announced a collaboration intended to broaden the scope of the ToxCast screening program beyond the EPA, further emphasizing the growing national significance of this initiative. Caliper was selected and will present the methodology and validated results of a series of toxicology-related cell-based assays at the National Toxicology Program’s Request for Information Meeting, to be held on September 11-12 in North Carolina. The event is sponsored by the National Institute of Environmental Health Sciences (NIEHS), one of the two lead agencies within National Institutes of Health (NIH) spearheading the collaboration with EPA.

About Caliper Life Sciences

Caliper Life Sciences is a premier provider of cutting-edge technologies enabling researchers in the life sciences industry to create life-saving and enhancing medicines and diagnostic tests more quickly and efficiently.  Caliper is aggressively innovating new technology to bridge the gap between in vitro assays and in vivo results and then translating those results into cures for human disease.  Caliper’s portfolio of offerings includes state-of-the-art microfluidics, lab automation & liquid handling, optical imaging technologies, and discovery & development outsourcing solutions. For more information please visit www.caliperLS.com.

The statements in this press release regarding future events, including statements regarding the total amount of task orders that may be awarded to Caliper by the EPA under Caliper’s contract with the EPA for its ToxCast screening program, Caliper’s expectation that it will be able to substantially complete the work associated with the new task order during the third quarter, and the expectation that the EPA will begin screening a broader class of compounds after the completion of the initial set of compounds, are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated by the forward-looking statements as a result of a number of factors, including the possibility that the EPA may decide to discontinue the ToxCast screening program or that funding levels for this program may be less than expected. Further information on risks faced by Caliper are detailed under the caption “Risks Related To Our Business” in Caliper’s Annual Report on Form 10-K for the year ended December 31, 2007. Our filings are available on a web site maintained by the Securities and Exchange Commission at http://www.sec.gov. Caliper does not undertake any obligation to update forward-looking or other statements in this release.

Caliper is a registered trademark of Caliper Life Sciences, Inc. and ToxCast is a trademark of the Environmental Protection Agency.

Investor Contact:

Peter McAree

Caliper Life Sciences

508.497.2215

Media Contact:

Stacey Holifield/Tim Pitta

Schwartz Communications

781.684.0770

caliper@schwartz-pr.com

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